Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-237973, No. 333-263402 and No. 333-270949) and Form S-3 (No. 333-264864, No. 333-256020 and No. 272981) of Lyra Therapeutics, Inc. (the “Company”) of our report dated March 22, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts

March 22, 2024